Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy EVP & Chief Financial Officer (810) 237-4200 Charlie.Christy@citizensbanking.com	Kristine D. Brenner Director of Investor Relations (810) 257-2506 Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ANNOUNCES THIRD QUARTER 2009 RESULTS
FLINT, MICHIGAN, October 22, 2009 -— Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today a net loss of $56.9 million for the three months ended September 30, 2009, compared with a net loss of $347.4 million for the second quarter of 2009 and a net loss of $7.2 million for the third quarter of 2008. On September 30, 2009, Citizens completed its exchange offers to issue common stock in exchange for some of its outstanding debt, which generated approximately $198.0 million of Tier 1 common equity for Citizens. The second quarter of 2009 included a non-cash goodwill impairment charge of $266.5 million (which had no impact on regulatory capital ratios or Citizens’ overall liquidity). After incorporating the $5.2 million dividend paid to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $62.1 million for the three months ended September 30, 2009. Diluted net loss per share was $0.48, compared with $2.81 for the second quarter of 2009 and $0.20 for the third quarter of 2008. Annualized returns on average assets and average equity during the third quarter of 2009 were (1.86)% and (18.40)%, respectively, compared with (10.91)% and (89.50)% for the second quarter of 2009 and (0.22)% and (1.84)% for the third quarter of 2008.
“We are encouraged with our core operating results this quarter: net interest margin improved, pre-tax pre-provision core earnings increased, and core deposits rose for the third straight quarter,” said Cathleen H. Nash, president and chief executive officer. “As we continue to work through the economic challenges in our footprint, we are pleased by the considerable progress we made this quarter to further strengthen our balance sheet. We bolstered our loan loss reserve to 4.13% of total loans at September 30, 2009. In our recent exchange offers, holders of over 75% of the subject debt securities exchanged their securities for common shares. As a result of the completion of the recent exchange offers, our capital ratios improved during the quarter and continue to be well above the ‘well-capitalized’ regulatory requirements. We are very focused on maintaining strong liquidity and capital levels as we manage through this recession,” added Ms. Nash.
Key Highlights in the Quarter:
•	Net interest margin for the third quarter of 2009 was 2.97% compared with 2.73% for the second quarter of 2009. The increase in net interest margin over the second quarter of 2009 was primarily the result of expanding loan spreads, declining deposit costs, and a decrease in higher-cost brokered time deposit balances.

•	The pre-tax pre-provision core operating earnings for the third quarter of 2009 totaled $30.5 million, an increase of $9.1 million or 42.4% over the second quarter of 2009. The increase was primarily the result of a $5.3 million improvement in net interest income.

•	Core deposits at September 30, 2009 increased $234.3 million or 4.8% over June 30, 2009 to $5.1 billion and increased $544.7 million or 12.0% over September 30, 2008.

•	Citizens continues to hold short-term (liquid) assets at September 30, 2009 of $533.5 million, a decrease of $27.2 million or 4.8% from June 30, 2009 and an increase of $531.0 million over September 30, 2008.

•	Total nonperforming assets at September 30, 2009 were essentially unchanged from June 30, 2009 at $608.0 million.

•	The allowance for loan losses at September 30, 2009 increased to $339.7 million or 4.13% of portfolio loans, compared with $333.4 million or 3.96% at June 30, 2009. The provision for loan losses for the third quarter of 2009 was $77.8 million, compared with $100.0 million for the second quarter of 2009. The decrease in the provision for loan losses was primarily due to more stable nonperforming loan levels. Net charge-offs for the third quarter of 2009 totaled $71.5 million, compared with $49.2 million for the second quarter of 2009.

•	On September 16, 2009, Citizens’ shareholders voted to approve the proposal to amend the company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150 million to 1.05 billion shares.

•	On September 30, 2009 Citizens completed the settlement of its exchange offers to issue common stock in exchange for its outstanding 5.75% Subordinated Notes due 2013 (the “Subordinated Notes”) and outstanding 7.50% Enhanced Trust Preferred Securities (the “Trust Preferred Securities”) of Citizens Funding Trust I (the “Exchange Offers”). In the aggregate, approximately 268.2 million shares were issued in exchange for approximately $107.8 million principal amount of its Subordinated Notes and approximately $101.3 million aggregate liquidation amount of the Trust Preferred Securities. The Exchange Offers generated approximately $198.0 million of Tier 1 common equity and a non-cash net on the early extinguishment if debt totaling $15.9 million.

•	Citizens’ regulatory capital ratios increased during the third quarter of 2009 due to the Exchange Offers and continue to exceed the “well-capitalized” designation. As of September 30, 2009, Citizens’ estimated capital ratios were as follows:
•	Tier 1 capital - 12.77%

•	Total capital - 14.17%

•	Tier 1 leverage - 9.62%

•	Tier 1 common equity - 8.89%

•	Tangible common equity to tangible assets - 6.74%

•	Tangible equity to tangible assets - 9.02%
Balance Sheet
Total assets at September 30, 2009 were $12.1 billion, a decrease of $216.6 million or 1.8% from June 30, 2009 and a decrease of $1.0 billion or 8.0% from September 30, 2008. The declines were primarily due to reductions in total portfolio loans and the second quarter of 2009 goodwill impairment, partially offset by higher money market investments.
Money market investments at September 30, 2009 totaled $533.5 million, a decrease of $27.2 million or 4.8% from June 30, 2009 and an increase of $531.0 million over September 30, 2008. The decrease from June 30, 2009 was primarily the result of using portfolio cash flow to reduce short-term borrowings. The increase over September 30, 2008 was primarily the result of holding excess short-term funds with the Federal Reserve as a result of continued deposit growth, coupled with a lack of demand for loans from credit-worthy clients.
Investment securities at September 30, 2009 totaled $2.4 billion, essentially unchanged from June 30, 2009 and an increase of $213.9 million or 9.9% over September 30, 2008. The increase over September 30, 2008 was primarily the result of investing the proceeds from the fourth quarter of 2008 participation in the TARP Capital Purchase Program into securities that can be pledged as collateral for funding of future loans, partially offset by the effects of using portfolio cash flow to reduce short-term and long-term borrowings. Citizens did not have any other-than-temporary impairment charges during the third quarter of 2009.
The following table displays the total commercial loan portfolio by segment at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.

Commercial Loan Portfolio

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in millions)	2009	2009	2009	2008	2008
Land Hold	$52.0	$54.9	$54.2	$45.0	$48.3
Land Development	129.7	123.1	121.2	132.7	125.0
Construction	214.8	230.4	257.7	263.5	364.2
Income Producing	1,509.7	1,534.5	1,558.2	1,556.2	1,533.2
Owner-Occupied	992.4	979.5	953.0	967.3	999.6

Total Commercial Real Estate	2,898.6	2,922.4	2,944.3	2,964.7	3,070.3
Commercial and Industrial	2,099.8	2,198.3	2,394.4	2,602.4	2,703.7

Total Commercial Loans	$4,998.4	$5,120.7	$5,338.7	$5,567.1	$5,774.0

The decreases in total commercial loans were primarily the result of a decline in customer demand from credit-worthy clients, normal paydowns as a result of client activity, and charge-offs.
Residential mortgage loans at September 30, 2009 totaled $1.1 billion, a decrease of $60.1 million or 5.3% from June 30, 2009 and a decrease of $194.8 million or 15.2% from September 30, 2008. The declines were primarily the result of normal paydowns as a result of client activity and new business not being retained in the portfolio due to Citizens’ strategy of selling more than 90% of new mortgage originations into the secondary market.
Direct consumer loans, which are primarily home equity loans, were $1.3 billion at September 30, 2009, a decrease of $43.2 million or 3.2% from June 30, 2009 and a decrease of $173.1 million or 11.7% from September 30, 2008. The decreases were due to weaker consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, totaled $825.3 million at September 30, 2009, essentially unchanged from June 30, 2009 and September 30, 2008.
Loans held for sale at September 30, 2009 were $61.4 million, a decrease of $16.7 million or 21.4% from June 30, 2009 and a decrease of $45.1 million or 42.3% from September 30, 2008. The decreases were primarily the result of a decline in commercial loans held for sale due to customer paydowns, writedowns to reflect market-value declines for the underlying collateral, and transfers to ORE.
Goodwill at September 30, 2009 was $330.7 million, unchanged from June 30, 2009 and a decrease of $266.5 million from September 30, 2008. The decrease was due to a non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2009. Citizens performed an evaluation to determine if events or circumstances indicated additional goodwill impairment at September 30, 2009. As the key inputs and drivers remained consistent with those at June 30, 2009, Citizens concluded that no additional impairment was indicated. There can be no assurance, however, that future testing will not result in additional material impairment charges due to further developments in the banking industry or Citizens’ markets.
Total deposits at September 30, 2009 were $8.8 billion, a decrease of $121.6 million or 1.4% from June 30, 2009 and a decrease of $214.2 million or 2.4% from September 30, 2008. Core deposits, which exclude all time deposits, totaled $5.1 billion at September 30, 2009, an increase of $234.3 million or 4.8% over June 30, 2009 and an increase of $544.7 million or 12.0% over September 30, 2008. The increases were primarily the result of clients holding higher balances in transaction accounts and recent changes in FDIC coverage thresholds. Time deposits totaled $3.7 billion at September 30, 2009, a decrease of $355.9 million or 8.7% from June 30, 2009 and a decrease of $758.9 million or 17.0% from September 30, 2008. The decreases in time deposits were primarily the result of planned reductions in brokered deposits and a shift in funding mix from customer time deposits to core deposits.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $1.7 billion at September 30, 2009, a decrease of $265.9 million or 13.3% from June 30, 2009 and a decrease of

$740.0 million or 30.0% from September 30, 2008. The decreases were primarily the result of exchanging $209.1 million in long-term debt (approximately $107.8 million principal amount of its Subordinated Notes and approximately $101.3 million aggregate liquidation amount of the Trust Preferred Securities) for Citizens’ common stock in the third quarter of 2009 and applying the proceeds from loan prepayments to reduce wholesale funding.
Capital Adequacy and Liquidity
Shareholders’ equity at September 30, 2009 totaled $1.4 billion, an increase of $178.3 million or 14.6% over June 30, 2009 and a decrease of $133.3 million or 8.7% from September 30, 2008. The increase over June 30, 2009 was primarily the result of the issuance of common shares upon consummation of the Exchange Offers in the third quarter of 2009, partially offset by the net loss for the third quarter of 2009. The decrease from September 30, 2008 was primarily the result of the net losses incurred since the third quarter of 2008, partially offset by the capital raised during the fourth quarter of 2008 and the consummation of the Exchange Offers in the third quarter of 2009.
On September 30, 2009, Citizens completed the Exchange Offers, exchanging approximately 268.2 million shares of Citizens’ common stock for an aggregate of $209.1 million in long-term debt (or approximately 76% of the outstanding securities that were subject to the Exchange Offers). The consummation of the Exchange Offers strengthened Citizens’ capital base by raising approximately $198.0 million of Tier 1 common equity and also reduced the interest expense associated with the Subordinated Notes and the Trust Preferred Securities by approximately $13.8 million annually. The Exchange Offers generated a non-cash net loss on the early extinguishment of debt totaling $15.9 million, which represents the difference between the fair value of Citizens’ common stock issued (as of the expiration date of the Exchange Offers) and carrying amount of the retired debt.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory
	Minimum for				Excess Capital
	“Well-				over Minimum
	Capitalized”	9/30/09	6/30/09	3/31/09	(in millions)

Tier 1 capital ratio*	6.00%	12.77%	11.81%	12.16%	$601.0
Total capital ratio*	10.00	14.17	13.91	14.21	370.2
Tier 1 leverage ratio*	5.00	9.62	8.68	9.32	544.5
Tier 1 common ratio*		8.89	6.95	7.52
Tangible common equity to tangible assets		6.74	5.14	5.58
Tangible equity to tangible assets		9.02	7.39	7.74

*      September 30, 2009 is an estimate
Like many financial institutions across the United States, Citizens has been impacted by deteriorating economic conditions. Recent events such as bankruptcy filings by significant automotive manufacturers and suppliers, as well as announced automotive plant and dealer closings, affect the national economy in general and the Michigan economy in particular. As a result, to withstand the effects of increased economic stress and uncertainty over the coming months and years, as described in its recent SEC filings, Citizens continues to evaluate a number of alternatives to raise additional Tier 1 common equity to maintain and strengthen its balance sheet.
Citizens maintains a strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 73% deposits, 14% long-term debt, 12% equity, and 1% short-term liabilities. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Additionally, money market investments and securities available-for-sale could be sold for cash to provide liquidity, if necessary.

Net Interest Margin and Net Interest Income
Net interest margin was 2.97% for the third quarter of 2009 compared with 2.73% for the second quarter of 2009 and 3.09% for the third quarter of 2008. The increase in net interest margin over the second quarter of 2009 was primarily the result of expanding loan spreads, declining deposit costs, and a decrease in higher-cost brokered time deposit balances.
The decrease in net interest margin from the third quarter of 2008 was primarily the result of deposit price competition, the movement of loans to nonperforming status, and an increase in short-term investments to provide additional on-balance sheet liquidity, partially offset by expanding commercial and consumer loan spreads and retail time deposits repricing to a lower rate. For the nine months ended September 30, 2009, net interest margin declined to 2.81% compared with 3.11% for the same period of 2008 as a result of the aforementioned factors.
Net interest income was $80.9 million for the third quarter of 2009, an increase of $5.3 million or 7.0% over the second quarter of 2009, and a decrease of $6.4 million or 7.4% from the third quarter of 2008. The increase over the second quarter of 2009 was due to the increase in net interest margin, partially offset by a $345.6 million decrease in average earning assets. The decrease in average earning assets was primarily the result of a decrease in loan portfolio balances due to lower demand in the current Midwest economic environment, and a decrease in investment securities balances due to maturing balances not being fully reinvested.
The decrease in net interest income compared with the third quarter of 2008 was due to the lower net interest margin and a $492.3 million decrease in average earning assets. The decrease in average earning assets was the result of a decrease in loan portfolio balances due to lower demand in the current Midwest economic environment, partially offset by an increase in investment securities and money market investments. For the nine months ended September 30, 2009, net interest income declined to $233.4 million compared with $263.2 million for the same period of 2008 as a result of the lower net interest margin and a $213.3 million decrease in average earning assets due to the aforementioned factors.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens performs quarterly reviews of the non-watch commercial credit portfolio focusing on industry segments and asset classes that have or may be expected to experience stress due to economic conditions. This process seeks to validate each such credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Table 1 — Delinquency Rates by Loan Portfolio — This table illustrates the loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Table 2 — Commercial Watchlist — This table illustrates the commercial loans that, while still accruing interest, we believe may be at risk due to general economic conditions or changes in a borrower’s financial status and therefore require increased oversight. Watchlist loans that are in nonperforming status are included in Table 3 below.

•	Table 3 — Nonperforming Assets — This table illustrates the loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in Table 2.

•	Table 4 — Net Charge-Offs — This table illustrates the portion of loans that have been charged-off during each quarter.

Table 1 — Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$1.4	2.61%	$3.5	6.38%	$3.7	6.83%	$3.9	8.67%	$7.3	15.11%
Land Development	12.0	9.29	1.3	1.06	11.1	9.16	5.2	3.92	10.3	8.24
Construction	12.1	5.64	1.7	0.74	16.7	6.48	27.3	10.36	26.1	7.17
Income Producing	44.9	2.97	50.0	3.26	64.2	4.12	76.7	4.93	50.1	3.27
Owner-Occupied	24.4	2.46	15.6	1.59	37.4	3.92	37.5	3.88	21.3	2.13

Total Commercial Real Estate	94.8	3.27	72.1	2.47	133.1	4.52	150.6	5.08	115.1	3.75
Commercial and Industrial	20.2	0.96	34.0	1.55	47.1	1.97	56.5	2.17	29.1	1.08

Total Commercial Loans	115.0	2.30	106.1	2.07	180.2	3.38	207.1	3.72	144.2	2.50

Residential Mortgage	30.3	2.80	27.7	2.42	25.9	2.14	39.5	3.13	37.7	2.95
Direct Consumer	24.5	1.87	23.3	1.72	20.4	1.45	25.5	1.76	19.5	1.32
Indirect Consumer	16.3	1.98	14.6	1.81	14.7	1.83	18.5	2.25	13.6	1.61

Total Consumer Loans	71.1	2.21	65.6	1.98	61.0	1.79	83.5	2.36	70.8	1.96
Total Delinquent Loans	$186.1	2.26%	$171.7	2.04%	$241.2	2.76%	$290.6	3.19%	$215.0	2.29%

The increase in total delinquencies over June 30, 2009 was primarily the result of longer than anticipated renewal efforts on several large commercial real estate loans totaling $10.2 million (which have since been renewed in the fourth quarter), partially offset by a decrease in commercial and industrial delinquent loans. The decrease from September 30, 2008 was primarily due to enhanced administrative renewal efforts. However, the weak economy in the Midwest and particularly in Michigan, continues to significantly impact Citizens’ commercial real estate portfolio.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are accruing (see Table 2) or nonperforming (see Table 3). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to an even higher level of monitoring and workout activity.
Table 2 — Commercial Watchlist
Accruing loans only

	Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$29.0	55.76%	$18.1	32.97%	$15.7	28.97%	$18.5	41.11%	$20.7	42.86%
Land Development	93.6	72.12	83.6	67.91	62.4	51.49	49.3	37.15	51.8	41.44
Construction	90.4	42.10	90.3	39.19	86.6	33.60	74.8	28.39	104.8	28.78
Income Producing	519.6	34.42	458.9	29.91	421.9	27.08	401.0	25.77	290.3	18.93
Owner-Occupied	277.3	27.94	274.4	28.01	224.2	23.53	178.4	18.44	167.0	16.71

Total Commercial Real Estate	1,009.9	34.84	925.3	31.66	810.8	27.54	722.0	24.35	634.6	20.67
Commercial and Industrial	510.3	24.30	532.9	24.24	479.7	20.03	436.8	16.78	431.2	15.95

Total Watchlist Loans	$1,520.2	30.41%	$1,458.2	28.48%	$1,290.5	24.17%	$1,158.8	20.82%	$1,065.8	18.46%

The increases in accruing watchlist loans over June 30, 2009 and September 30, 2008 were primarily the result of the aforementioned non-watch commercial credit reviews as signs of economic or business related stress indicate more credit oversight and review is warranted. Additionally, the increases were also impacted by continuing commercial real estate deterioration in Michigan and, as a way to help mitigate future losses, additional proactive downgrades as Citizens closely monitors borrowers’ repayment capacity in this environment.
Table 3 — Nonperforming Assets

	Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$13.3	25.56%	$13.1	23.86%	$12.0	22.14%	$10.4	23.11%	$11.0	22.77%
Land Development	13.7	10.52	15.1	12.27	14.6	12.05	23.4	17.63	20.6	16.48
Construction	33.7	15.70	36.0	15.63	26.5	10.28	18.3	6.94	25.7	7.06
Income Producing	126.7	8.39	139.4	9.08	116.3	7.46	78.6	5.05	57.6	3.76
Owner-Occupied	70.2	7.07	72.0	7.35	66.5	6.98	31.8	3.29	17.7	1.77

Total Commercial Real Estate	257.6	8.89	275.6	9.43	235.9	8.01	162.5	5.48	132.6	4.32
Commercial and Industrial	111.5	5.31	91.8	4.18	83.7	3.50	64.6	2.48	38.2	1.41

Total Nonaccruing Commercial Loans	369.1	7.38	367.4	7.17	319.6	5.99	227.1	4.08	170.8	2.96

Residential Mortgage	106.5	9.82	103.3	9.02	84.6	7.00	59.5	4.71	40.2	3.14
Direct Consumer	20.4	1.56	20.3	1.50	21.0	1.49	15.1	1.04	16.3	1.10
Indirect Consumer	2.6	0.31	1.4	0.17	2.0	0.25	2.6	0.32	2.1	0.25

Total Nonaccruing Consumer Loans	129.5	4.03	125.0	3.78	107.6	3.15	77.2	2.18	58.6	1.63
Total Nonaccruing Loans	498.6	6.07	492.4	5.84	427.2	4.88	304.3	3.34	229.4	2.45
Loans 90+ days still accruing	0.6	0.01	0.8	0.01	1.0	0.01	1.5	0.02	1.6	0.02
Restructured loans	2.3	0.03	2.5	0.03	0.4	0.00	0.2	0.00	0.3	0.00

Total Nonperforming Portfolio Loans	501.5	6.10%	495.7	5.88%	428.6	4.90%	306.0	3.36%	231.3	2.47%
Nonperforming Held for Sale	44.5		54.3		64.6		75.2		86.6
Other Repossessed Assets Acquired	62.0		54.7		57.4		58.0		46.5

Total Nonperforming Assets	$608.0		$604.7		$550.6		$439.2		$364.4

The increase in nonperforming assets over September 30, 2008 was primarily the result of continued deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest. Nonperforming assets at September 30, 2009 represented 7.34% of total loans plus other repossessed assets acquired compared with 7.13% at June 30, 2009 and 3.87% at September 30, 2008. Nonperforming commercial loan inflows were $94.2 million in the third quarter of 2009 compared with $133.3 million in the second quarter of 2009 and $102.6 million in the third quarter of 2008.
Nonperforming commercial loan outflows were $93.0 million in the third quarter of 2009 compared with $85.9 million in the second quarter of 2009 and $38.5 million in the third quarter of 2008. The third quarter of 2009 outflows included $7.3 million in loans that returned to accruing status, $29.6 million in loan payoffs and paydowns, $49.2 million in charged-off loans, and $6.9 million transferred to other repossessed assets acquired.
Table 4 — Net Charge-Offs

	Three Months Ended
	Sep 30, 2009		Jun 30, 2009		Mar 31, 2009		Dec 31, 2008		Sep 30, 2008
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**	$	Portfolio**

Land Hold	$0.5	4.02%	$0.6	4.37%	$—	—%	$4.6	40.89%	$1.7	14.08%
Land Development	1.4	4.19	2.4	7.80	6.3	20.79	5.8	17.48	6.9	22.08
Construction	0.9	1.63	5.8	10.07	2.0	3.10	10.7	16.24	0.5	0.55
Income Producing	24.5	6.50	12.6	3.28	7.8	2.00	21.7	5.58	4.4	1.15
Owner-Occupied	4.6	1.85	7.9	3.23	2.4	1.01	3.1	1.28	1.3	0.52

Total Commercial Real Estate	31.9	4.40	29.3	4.01	18.5	2.51	45.9	6.19	14.8	1.93
Commercial and Industrial	20.1	3.84	6.8	1.24	8.0	1.34	21.9	3.37	0.4	0.06

Total Commercial Loans	52.0	4.16	36.1	2.82	26.5	1.99	67.8	4.87	15.2	1.05

Residential Mortgage	10.0	3.67	2.2	0.77	0.8	0.26	1.6	0.51	0.5	0.16
Direct Consumer	6.3	1.92	6.5	1.92	4.4	1.25	5.9	1.63	3.3	0.89
Indirect Consumer	3.2	1.56	4.4	2.18	5.0	2.49	5.7	2.78	3.4	1.61

Total Consumer Loans	19.5	2.42	13.1	1.59	10.2	1.19	13.2	1.49	7.2	0.80
Total Net Charge-offs	$71.5	3.41%	$49.2	2.30%	$36.7	1.67%	$81.0	3.48%	$22.4	0.94%

**	Represents an annualized rate.
The increase in net charge-offs over the second quarter of 2009 was primarily the result of charging off four large commercial real estate loans totaling $17.6 million and four large commercial and industrial loans totaling $16.2 million (one of which was related to real estate construction projects). Additionally, the increase in residential mortgage net charge-offs over the second quarter of 2009 was primarily due to charging off one loan totaling $2.1 million and an increase in the migration of nonperforming loans through the disposition process, which was expected. The increase over the third quarter of 2008 was primarily the result of continued deterioration in the real estate secured portfolios (particularly commercial) and general economic deterioration in the Midwest.
The allowance for loan losses was $339.7 million or 4.13% of portfolio loans at September 30, 2009, compared with $333.4 million or 3.96% at June 30, 2009 and $217.7 million or 2.32% at September 30, 2008. The increases were primarily the result of continued deterioration in commercial real estate loans and an increase in the loss migration rates and extended duration of residential mortgage and consumer loans. Based on current conditions and expectations, Citizens believes that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio at September 30, 2009.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $77.8 million in the third quarter of 2009, compared with $100.0 million in the second quarter of 2009 and $58.4 million in the third quarter of 2008. The decrease from the second quarter of 2009 was primarily due to more stable nonperforming loan levels in the third quarter. The increase over the third quarter of 2008 was primarily the result of higher net charge-offs and overall migration of loans to nonperforming status. This migration, and evaluation of the underlying collateral supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off.
Noninterest Income
Noninterest income for the third quarter of 2009 was $11.8 million, a decrease of $9.1 million or 43.5% from the second quarter of 2009 and a decrease of $16.2 million or 57.7% from the third quarter of 2008. Noninterest income for the first nine months of 2009 totaled $52.0 million, a decrease of $33.9 million or 39.5% from the same period of 2008.
The decrease in noninterest income from the second quarter of 2009 was primarily the result of the aforementioned net loss on the extinguishment of debt in connection with the Exchange Offers ($15.9 million), partially offset by lower losses on loans held for sale ($3.5 million), higher other income ($2.5 million), and higher service charges on deposit accounts ($0.7 million). The decrease in losses on loans held for sale was primarily the result of lower writedowns to reflect market-value declines for the underlying collateral. The increase in other income was primarily the result of receiving the proceeds for an insurance claim on a previous branch office, exiting the holding company’s 2006 capital investment in a limited partnership, and a higher rate on bank owned life insurance. The increase in service charges on deposit accounts was primarily the result of higher customer transaction volume.
The decrease in noninterest income from the third quarter of 2008 was primarily due to the aforementioned net loss on the extinguishment of debt ($15.9 million) and, to a lesser extent, lower service charges on deposit accounts ($0.7 million) and trust fees ($0.6 million). The decrease in service charges on deposit accounts was primarily the result of a decline in customer transaction volume. The decline in trust fees was primarily the result of negative market conditions.
The decrease in noninterest income from the first nine months of 2008 was primarily due to the aforementioned net loss on debt extinguishment ($15.9 million), as well as higher net losses on loans held for sale ($7.9 million), lower other income ($3.7 million), lower trust fees ($3.1 million), and lower service charges on deposit accounts ($3.1 million) due to the aforementioned factors.
Noninterest Expense
Noninterest expense for the third quarter of 2009 was $83.6 million, a decrease of $271.8 million from the second quarter of 2009 and an increase of $9.3 million over the third quarter of 2008. The second quarter of 2009 included a non-cash non tax deductible goodwill impairment charge of $266.5 million. Noninterest expense for the first nine months of 2009 totaled $519.8 million, an increase of $107.7 million over the same period of 2008.

The decrease in noninterest expense from the second quarter of 2009 was primarily the result of the aforementioned goodwill impairment charge ($266.5 million), as well as lower other expense ($8.4 million), partially offset by higher salaries and employee benefits ($2.5 million) and other real estate (ORE) expenses ($1.2 million). The decrease in other expense was primarily the result of a $5.6 million FDIC insurance premium incurred in the second quarter of 2009 as a result of an industry-wide special assessment. The increase in salaries and employee benefits was primarily the result of higher severance expense and benefits related to those agreements. The increase in ORE expenses was primarily the result of higher carrying costs related to holding the ORE properties and mark-to-market charges related to additional declines in market value on ORE assets.
The increase in noninterest expense over the third quarter of 2008 was primarily the result of higher other loan expenses ($3.7 million), ORE expenses ($3.7 million) and other expense ($3.1 million), partially offset by lower salaries and employee benefits ($1.3 million), as well as a net decline in all other noninterest expense categories. The increase in other loan expense was primarily the result of higher foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. The increase in ORE expenses was primarily the result of the aforementioned factors. The increase in other expense was primarily the result of an increase in FDIC insurance premiums due to an industry-wide rate increase. The decrease in salaries and employee benefits was primarily due to lower staffing levels and suspending employer contributions to the 401(k) plan in 2009. The net decline in all other noninterest expense categories was primarily the result of various expense management initiatives implemented throughout the company.
Salary costs included severance expense of $1.5 million for the third quarter of 2009, compared with less than $0.1 million for the second quarter of 2009, and $2.0 million for the third quarter of 2008. Citizens had 2,173 full-time equivalent employees at September 30, 2009 compared with 2,157 at June 30, 2009 and 2,261 at September 30, 2008.
The increase in noninterest expense over the first nine months of 2008 was primarily the result of a higher goodwill impairment charge ($88.4 million), as well as higher other expense ($15.9 million), other loan expense ($11.3 million), and ORE expense ($8.9 million), partially offset by lower salaries and employee benefits ($12.7 million), and a net decline in all other noninterest expense categories due to the aforementioned factors.
Income Tax Benefit
The income tax benefit for the third quarter of 2009 was $11.7 million, compared with $11.4 million for the second quarter of 2009 and $10.2 million for the third quarter of 2008. For the first nine months of 2009, the income tax benefit totaled $26.6 million, a decrease of $2.0 million from the same period of 2008. The variances were primarily due to the effect of higher pre-tax losses and current period adjustments to other comprehensive income.
Reconciliation of Pre-Tax Pre-Provision Core Operating Earnings
Citizens presents pre-tax pre-provision core operating earnings in this release for purposes of additional analysis of our operating results. Pre-tax pre-provision core operating earnings, as defined by management, represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, and any impairment charges or special assessments (including goodwill, credit writedowns, fair-value adjustments, and FDIC special assessments).
The following table reconciles consolidated net loss, which is presented in accordance with US generally accepted accounting principles (“GAAP”), to pre-tax pre-provision core operating earnings. GAAP is the principal and most useful measure of earnings and provides comparability of earnings with other companies. However, Citizens believes presenting pre-tax pre-provision core operating earnings provides investors with the ability to better understand Citizens’ underlying operating trends separate from the direct effects of the impairment charges, net loss on debt extinguishment, credit issues, fair value adjustments, challenges inherent in the real estate downturn and other economic cycle issues and displays a consistent core operating earnings trend before the impact of these challenges. The credit quality section of this earnings release already isolates all of the challenges and issues related to the credit quality of Citizens’ loan portfolio and its impact on Citizens’ earnings as reflected in the provision for loan losses.

Pre-Tax Pre-Provision Core Operating Earnings

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2009	2009	2009	2008	2008

Net Loss	$(56,923)	$(347,413)	$(45,149)	$(195,369)	$(7,176)
Income tax provision (benefit)	(11,747)	(11,415)	(3,467)	99,634	(10,192)
Provision for loan losses	77,783	99,962	64,017	118,565	58,390
Goodwill impairment	—	266,474	—	—	—
Net loss on debt extinguishment	15,929	—	—	—	—
FDIC special assessment	—	5,565	—	—	—
Fair-value writedown on loans held for sale	859	4,350	6,152	5,865	1,261
Fair-value writedown on ORE	3,934	3,306	7,985	602	675
Fair-value (write-up)/writedown on bank owned life insurance	(360)	—	235	2,896	551
Loss on auction rate securities repurchase	—	—	—	2,406	—
Mark-to-market on swaps	1,018	583	(2,444)	2,414	(2,894)
Captive insurance impairment charge	—	—	—	1,053	—

Pre-Tax Pre-Provision Core Operating Earnings	$30,493	$21,412	$27,329	$38,066	$40,615

Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures such as those included in the “Key Highlights in the Quarter” section, the “Reconciliation of Pre-Tax Pre-Provision Core Operating Earnings” section, the “Non-GAAP Performance Ratios” table, and the “Non-GAAP Common Equity Ratios” table. Citizens believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates comparisons with the performance of others in the banking industry. Specifically, Citizens believes the exclusion of restructuring and merger-related expenses, intangible asset amortization, and the goodwill impairment to create “core operating earnings” as well as the exclusion of related goodwill and other intangible assets, net of applicable deferred tax amounts, to create “average tangible assets” and “average tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. The tangible common equity ratio and Tier 1 common equity ratio have become a focus of some investors and management believes that these ratios may assist investors in analyzing our capital position absent the effects of intangible assets and preferred stock. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess our capital adequacy using tangible common equity and Tier 1 common equity, we believe that it is useful to provide investors the ability to assess our capital adequacy on these same bases.
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio displayed in the “Selected Quarterly Information” and “Financial Summary and Comparison” tables. Citizens believes the presentation of net interest margin on a taxable equivalent basis allows comparability of net interest margin with our industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments.
Although Citizens believes the above non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered a substitute for GAAP basis financial measures.
Other News
Citizens Receives Nasdaq Notice of Minimum Bid Price Non-Compliance
On September 25, 2009, Citizens announced that it received a notice from The Nasdaq Stock Market stating that the minimum bid price for Citizens’ common stock was below $1.00 per share for 30 consecutive business days and that Citizens was therefore not in compliance with Nasdaq Marketplace Rule 5450(a)(1). To regain compliance, the closing bid price of Citizens’ common stock must meet or exceed $1.00 per share for at least ten consecutive business days. Citizens has until March 22, 2010 to regain compliance with the minimum closing bid price requirement and is considering available options to regain compliance. The notification letter has no effect at this time on the listing of Citizens’ common stock on The Nasdaq Global Select Market.
Citizens Names Treasurer and Principal Accounting Officer
On October 8, 2009, Citizens announced that Brian D. J. Boike was named senior vice president and treasurer and Joseph C. Czopek was named senior vice president and principal accounting officer. Boike will have responsibility for all treasury activities, including management of the company’s balance sheet, capital, funding and liquidity. In addition to his responsibilities as corporate controller, Czopek will lead the daily activities of SEC reporting and SOX compliance for the company.
Analyst Conference Call
Cathleen H. Nash, president and CEO, Charles D. Christy, EVP and CFO, Mark W. Widawski, EVP and chief credit officer, and Brian D. J. Boike, SVP and treasurer, will review the quarter’s results in a conference call for analysts and investors at 10:00 a.m. ET on Friday, October 23, 2009.
A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until October 30, 2009. To listen to the replay, please dial (800) 283-8486.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 232 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 44th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially.
Factors that could cause or contribute to such differences include, without limitation, the following:
•	Citizens faces the risk that loan losses, including unanticipated loan losses due to changes in loan portfolios, fraud and economic factors, could exceed the allowance for loan losses and that additional increases in the allowance will be required. Additions to the allowance for loan losses would cause Citizens’ net income to decline and could have a negative impact on its capital and financial position.

•	Citizens capital raising initiatives contemplate raising a significant amount of common equity from private and/or government sources over the coming months and there is no assurance that Citizens will be successful in its capital raising efforts.

•	The Holding Company may not have sufficient resources to make capital contributions to its bank subsidiaries when required by bank regulatory agencies, or when it might otherwise wish to do so, in order to maintain their capital ratios at acceptable levels.

•	While Citizens attempts to manage the risk from changes in market interest rates, interest rate risk management techniques are not exact. In addition, Citizens may not be able to economically hedge its interest rate risk. A rapid or substantial increase or decrease in interest rates could adversely affect Citizens’ net interest income and results of operations.

•	Citizens’ core lending and other businesses continue to be adversely affected by the historic weakness in the national and regional economies in which it operates, particularly Michigan. Citizens’ ability to generate earnings and maintain regulatory capital ratios at acceptable levels at the Holding Company and its banking subsidiaries depends substantially on developments in those economies.

•	Difficult economic conditions have adversely affected the banking industry and financial markets generally and may significantly affect Citizens’ business, financial condition, and results of operations.

•	An economic downturn, and the negative economic effects caused by terrorist attacks, potential attacks and other destabilizing events, would likely contribute to the deterioration of the quality of Citizens’ loan portfolio and could reduce its customer base, its level of deposits, and demand for its financial products such as loans.

•	If Citizens is unable to continue to attract and retain core deposits, to obtain third party financing on favorable terms, or to have access to interbank or other liquidity sources (as a result of rating agency downgrades or other market factors), its cost of funds will increase, adversely affecting its ability to generate the funds necessary for lending operations, reducing net interest margin and negatively affecting its results of operations.

•	Increased competition with other financial institutions or an adverse change in Citizens’ relationship with a number of major customers could reduce its net interest margin and net income by decreasing the number and size of loans originated, the interest rates charged on these loans and the fees charged for services to customers. If Citizens lends to customers who are less likely to pay in order to maintain historical origination levels, it may not be able to maintain current loan quality levels.

•	Events such as significant adverse changes in the business climate, adverse action by a regulator, unanticipated changes in the competitive environment, and a decision to change Citizens’ operations or dispose of an operating unit could have a negative effect on its goodwill or other intangible assets such that it may need to record an impairment charge, which could have a material adverse impact on its results of operations.

•	If the FDIC raises the assessment rate charged to its insured financial institutions, Citizens’ FDIC insurance premium may increase, which could have a negative effect on expenses and results of operations.

•	Citizens may not realize its deferred income tax assets, partially due to the ownership change triggered by the recent Exchange Offer.

•	In order to maintain and strengthen its capital base, Citizens has determined to raise additional capital in transactions that will likely be highly dilutive to its common shareholders.

•	Citizens’ stock price can be volatile.

•	The trading volume in Citizens’ common stock is less than that of other larger financial services companies.

•	If Citizens’ common stock fails to meet listing requirements of the Nasdaq Global Select Market and is delisted from trading on that market, the market price of Citizens’ common stock could be adversely affected and if Citizens’ stock is no longer traded on any established exchange, an active trading market may not continue and adversely affect the trading price of its stock.

•	An investment in Citizens’ common stock is not an insured deposit.

•	Citizens may be adversely affected by the soundness of other financial institutions.

•	Citizens could face unanticipated environmental liabilities or costs related to real property owned or acquired through foreclosure. Compliance with federal, state and local environmental laws and regulations, including those related to investigation and clean-up of contaminated sites, could have a negative effect on expenses and results of operations.

•	Citizens is a party to various lawsuits incidental to its business. Litigation is subject to many uncertainties such that the expenses and ultimate exposure with respect to many of these matters cannot be ascertained.

•	The financial services industry is undergoing rapid technological changes. If Citizens is unable to adequately invest in and implement new technology-driven products and services, it may not be able to compete effectively, or the cost to provide products and services may increase significantly.

•	Citizens’ business may be adversely affected by the highly regulated environment in which it operates. Changes in banking or tax laws, regulations, and regulatory practices at either the federal or state level may adversely affect Citizens, including its ability to offer new products and services, obtain financing, pay dividends from its subsidiaries to its parent company, attract deposits, or make loans at satisfactory spreads. Such changes may also result in the imposition of additional costs.

•	The products and services offered by the banking industry and customer expectations regarding them are subject to change. Citizens attempts to respond to perceived customer needs and expectations by offering new products and services, which are often costly to develop and market initially. A lack of market acceptance of these products and services would have a negative effect on its financial condition and results of operations.

•	As a bank holding company that conducts substantially all of its operations through its subsidiaries, the ability of Citizens’ parent company to pay dividends, repurchase its shares or to repay its indebtedness depends in part upon the results of operations of its subsidiaries and their ability to pay dividends to the parent company. Dividends paid by these subsidiaries are subject to limits imposed by federal and state law.

•	New accounting or tax pronouncements or interpretations may be issued by the accounting profession, regulators or other government bodies which could change existing accounting methods. Changes in accounting methods could negatively impact Citizens’ results of operations and financial condition.

•	Citizens’ business continuity plans or data security systems could prove to be inadequate, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ vendors could fail to fulfill their contractual obligations, resulting in a material interruption in, or disruption to, its business and a negative impact on its results of operations.

•	Citizens’ potential inability to integrate acquired operations could have a negative effect on its expenses and results of operations.

•	Citizens’ controls and procedures may fail or be circumvented which could have a material adverse effect on its business, results of operations and financial condition.

•	Citizens’ articles of incorporation and bylaws as well as certain banking laws may have an anti-takeover effect.
These factors also include risks and uncertainties detailed from time to time in Citizens’ filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	September 30,	June 30,	September 30,
(in thousands)	2009	2009	2008

Assets
Cash and due from banks	$164,537	$164,143	$268,944
Money Market Investments	533,540	560,695	2,568
Investment Securities:
Securities available for sale, at fair value	2,235,323	2,194,238	2,018,958
Securities held to maturity, at amortized cost (fair value of $144,440, $137,155 and $134,367, respectively)	137,087	137,080	139,574

Total investment securities	2,372,410	2,331,318	2,158,532
FHLB and Federal Reserve stock	156,278	156,277	148,768
Portfolio loans:
Commercial and industrial	2,099,779	2,198,315	2,703,714
Commercial real estate	2,898,593	2,922,429	3,070,282

Total commercial	4,998,372	5,120,744	5,773,996
Residential mortgage	1,084,872	1,145,020	1,279,696
Direct consumer	1,308,279	1,351,513	1,481,380
Indirect consumer	825,316	808,311	843,126

Total portfolio loans	8,216,839	8,425,588	9,378,198
Less: Allowance for loan losses	(339,694)	(333,369)	(217,727)

Net portfolio loans	7,877,145	8,092,219	9,160,471
Loans held for sale	61,445	78,144	106,531
Premises and equipment	120,647	121,465	123,805
Goodwill	330,744	330,744	597,218
Other intangible assets	15,551	17,425	23,540
Bank owned life insurance	219,802	219,290	219,125
Other assets	219,677	216,628	306,449

Total assets	$12,071,776	$12,288,348	$13,115,951

Liabilities
Noninterest-bearing deposits	$1,270,170	$1,221,124	$1,156,419
Interest-bearing demand deposits	1,199,559	977,530	768,466
Savings deposits	2,607,838	2,644,611	2,607,974
Time deposits	3,714,302	4,070,216	4,473,216

Total deposits	8,791,869	8,913,481	9,006,075
Federal funds purchased and securities sold under agreements to repurchase	52,632	45,703	58,811
Other short-term borrowings	7,307	14,197	63,281
Other liabilities	145,790	153,142	102,391
Long-term debt	1,670,748	1,936,673	2,348,614

Total liabilities	10,668,346	11,063,196	11,579,172
Shareholders’ Equity
Preferred stock — no par value	270,488	269,013	—
Common stock — no par value(1)	1,429,657	1,215,021	1,179,661
Retained earnings	(293,651)	(231,503)	365,954
Accumulated other comprehensive loss	(3,064)	(27,379)	(8,836)

Total shareholders’ equity	1,403,430	1,225,152	1,536,779

Total liabilities and shareholders’ equity	$12,071,776	$12,288,348	$13,115,951

(1)	On September 30, 2009 Citizens issued 268.2 million of new common shares in exchange for previously outstanding subordinated debt and trust preferred shares bringing total shares outstanding to 394.5 million.

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2009	2008	2009	2008

Interest Income
Interest and fees on loans	$113,181	$144,099	$346,853	$447,279
Interest and dividends on investment securities:
Taxable	19,493	18,275	61,473	58,319
Tax-exempt	6,445	7,272	20,130	21,922
Dividends on FHLB and Federal Reserve stock	1,598	1,917	3,493	5,508
Money market investments	329	160	918	206

Total interest income	141,046	171,723	432,867	533,234

Interest Expense
Deposits	36,655	53,001	126,082	167,713
Short-term borrowings	37	1,087	185	8,002
Long-term debt	23,469	30,317	73,167	94,274

Total interest expense	60,161	84,405	199,434	269,989

Net Interest Income	80,885	87,318	233,433	263,245
Provision for loan losses	77,783	58,390	241,763	163,489

Net interest income after provision for loan losses	3,102	28,928	(8,330)	99,756

Noninterest Income
Service charges on deposit accounts	11,524	12,254	32,628	35,756
Trust fees	3,911	4,513	10,794	13,905
Mortgage and other loan income	3,244	3,269	10,039	9,636
Brokerage and investment fees	1,527	1,376	4,304	5,503
ATM network user fees	1,775	1,715	4,894	4,805
Bankcard fees	2,039	1,874	6,026	5,542
Losses on loans held for sale	(859)	(1,261)	(11,362)	(3,508)
Net loss on debt extinguishment	(15,929)	—	(15,929)	—
Other income	4,610	4,265	10,642	14,349

Total fees and other income	11,842	28,005	52,036	85,988
Investment securities gains	—	—	5	—

Total noninterest income	11,842	28,005	52,041	85,988
Noninterest Expense
Salaries and employee benefits	38,461	39,728	108,328	120,999
Occupancy	6,711	6,749	21,396	21,378
Professional services	3,063	3,246	8,983	11,540
Equipment	3,032	3,160	8,931	9,810
Data processing services	4,542	4,185	13,163	12,722
Advertising and public relations	1,885	1,297	5,583	4,593
Postage and delivery	1,379	1,626	4,480	5,411
Other loan expenses	6,496	2,755	19,293	8,014
Other real estate (ORE) expenses	5,568	1,825	18,345	9,461
Intangible asset amortization	1,874	2,226	5,863	7,006
Goodwill impairment	—	—	266,474	178,089
Other expense	10,603	7,504	38,986	23,068

Total noninterest expense	83,614	74,301	519,825	412,091

Loss Before Income Taxes	(68,670)	(17,368)	(476,114)	(226,347)
Income tax benefit	(11,747)	(10,192)	(26,629)	(28,664)

Net Loss	(56,923)	(7,176)	(449,485)	(197,683)
Dividend on redeemable preferred stock	(5,224)	(11,737)	(14,523)	(11,737)

Net Loss Attributable to Common Shareholders	$(62,147)	$(18,913)	$(464,008)	$(209,420)

Net Loss Per Common Share:
Basic	$(0.48)	$(0.20)	$(3.65)	$(2.49)
Diluted	(0.48)	(0.20)	(3.67)	(2.50)
Cash Dividends Declared Per Common Share	—	—	—	0.290
Average Common Shares Outstanding:
Basic	128,467	95,937	126,453	83,670
Diluted	128,467	95,941	126,477	83,683

Selected Quarterly Information
Citizens Republic Bancorp and Subsidiaries

	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008

Summary of Operations (thousands)
Net interest income	$80,885	$75,601	$76,946	$85,687	$87,318
Provision for loan losses	77,783	99,962	64,017	118,565	58,390
Total fees and other income(1)	11,842	20,961	19,233	15,755	28,005
Investment securities gains (losses)	—	5	—	(1)	—
Noninterest expense (2)	83,614	355,433	80,778	78,611	74,301
Income tax provision (benefit)	(11,747)	(11,415)	(3,467)	99,634	(10,192)
Net loss (3)	(56,923)	(347,413)	(45,149)	(195,369)	(7,176)
Net loss attributable to common shareholders (4)	(62,147)	(352,609)	(49,252)	(195,596)	(18,913)
Taxable equivalent adjustment	3,961	4,220	4,337	4,519	4,593

Per Common Share Data
Net Loss:
Basic	$(0.48)	$(2.79)	$(0.39)	$(1.55)	$(0.20)
Diluted	(0.48)	(2.81)	(0.39)	(1.56)	(0.20)
Market Value:
High	$1.18	$2.25	$3.26	$4.75	$11.00
Low	0.50	0.71	0.65	1.34	1.75
Close	0.76	0.71	1.55	2.98	3.08
Book value	2.87	7.57	10.29	10.60	12.20
Common shareholders’ equity (end of period)	2.68	6.95	7.53	7.80	7.27
Shares outstanding, end of period (000)	394,470	126,258	126,299	125,997	126,017

At Period End (millions)
Assets	$12,072	$12,288	$12,982	$13,086	$13,116
Portfolio loans	8,217	8,426	8,754	9,103	9,378
Deposits	8,792	8,913	9,120	9,052	9,006
Shareholders’ equity	1,403	1,225	1,567	1,601	1,537

Average Balances (millions)
Assets	$12,129	$12,774	$13,080	$13,074	$13,157
Portfolio loans	8,311	8,604	8,908	9,267	9,456
Deposits	8,786	8,995	9,117	8,998	8,837
Shareholders’ equity	1,228	1,557	1,607	1,559	1,551

Credit Quality Statistics (thousands)
Nonaccrual loans	$498,633	$492,342	$427,238	$304,293	$229,391
Loans 90 or more days past due and still accruing	570	805	1,015	1,486	1,635
Restructured loans	2,286	2,556	360	256	271

Total nonperforming portfolio loans	501,489	495,703	428,613	306,035	231,297
Nonperforming held for sale	44,480	54,273	64,604	75,142	86,645
Other repossessed assets acquired (ORAA)	61,993	54,728	57,411	58,037	46,459

Total nonperforming assets	$607,962	$604,704	$550,628	$439,214	$364,401

Allowance for loan losses	$339,694	$333,369	$282,647	$255,321	$217,727
Allowance for loan losses as a percent of portfolio loans	4.13%	3.96%	3.23%	2.80%	2.32%
Allowance for loan losses as a percent of nonperforming assets	55.87	55.13	51.33	58.13	59.75
Allowance for loan losses as a percent of nonperforming loans	67.74	67.25	65.94	83.43	94.13
Nonperforming assets as a percent of portfolio loans plus ORAA	7.34	7.13	6.25	4.79	3.87
Nonperforming assets as a percent of total assets	5.04	4.92	4.24	3.36	2.78
Net loans charged off as a percent of average portfolio loans (annualized)	3.41	2.30	1.67	3.48	0.94
Net loans charged off (000)	$71,458	$49,240	$36,691	$80,971	$22,381

Performance Ratios (annualized)
Return on average assets	(1.86)%	(10.91)%	(1.40)%	(5.94)%	(0.22)%
Return on average shareholders’ equity	(18.40)	(89.50)	(11.40)	(49.86)	(1.84)
Average shareholders’ equity / average assets	10.12	12.19	12.28	11.92	11.79
Net interest margin (FTE) (5)	2.97	2.73	2.73	3.03	3.09
Efficiency ratio (6)	86.48	88.27	80.36	74.19	61.96

(1)	Total fees and other income includes a net loss on debt extinguishment of $15.9 million in the third quarter of 2009.

(2)	Noninterest expense includes a goodwill impairment charge of $266.5 in the second quarter of 2009.

(3)	Net loss includes a deferred tax valuation allowance of $136.6 million in the fourth quarter of 2008.

(4)	Net loss attributable to common shareholders includes the following non-cash items: $5.2 million dividend to preferred shareholders in third quarter of 2009, and second quarter of 2009, respectively, $4.1 million dividend to preferred shareholders in first quarter 2009, $0.2 million accretion of redeemable preferred stock in the fourth quarter of 2008 and $11.7 million deemed dividend to preferred shareholders in the third quarter of 2008.

(5)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(6)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense-Goodwill)/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Financial Summary and Comparison
Citizens Republic Bancorp and Subsidiaries

	Nine months ended
	September 30,
	2009	2008	% Change

Summary of Operations (thousands)

Net interest income	$233,433	$263,245	(11.3)%
Provision for loan losses	241,763	163,489	47.9
Net interest income after provision for loan losses	(8,330)	99,756	(108.4)
Total fees and other income (1)	52,036	85,988	(39.5)
Investment securities gains	5	—	100.0
Noninterest expense (2)	519,825	412,091	26.1
Income tax benefit	(26,629)	(28,664)	(7.1)
Net loss	(449,485)	(197,683)	127.4
Net loss attributable to common shareholders (3)	(464,008)	(209,420)	121.6
Cash dividends on common stock	—	21,959	(100.0)

Per Common Share Data

Net Income:
Basic	$(3.65)	$(2.49)	46.6%
Diluted	(3.67)	(2.50)	46.8
Dividends	—	0.290	(100.0)

Market Value:
High	$3.26	$14.74	(77.9)
Low	0.50	1.75	(71.4)
Close	0.76	3.08	(75.3)
Book value	2.87	12.20	(76.4)
Common shareholders’ equity (end of period)	2.68	7.27	(63.1)
Shares outstanding, end of period (000)	394,470	126,017	213.0

At Period End (millions)

Assets	$12,072	$13,116	(8.0)%
Portfolio loans	8,217	9,378	(12.4)
Deposits	8,792	9,006	(2.4)
Shareholders’ equity	1,403	1,537	(8.7)

Average Balances (millions)

Assets	$12,657	$13,298	(4.8)%
Portfolio loans	8,606	9,490	(9.3)
Deposits	8,965	8,620	4.0
Shareholders’ equity	1,462	1,558	(6.2)

Performance Ratios (annualized)

Return on average assets	(4.75)%	(1.99)%	138.7%
Return on average shareholders’ equity	(41.10)	(16.95)	142.5
Average shareholders’ equity / average assets	11.55	11.72	(1.5)
Net interest margin (FTE) (4)	2.81	3.11	(9.6)
Efficiency ratio (5)	85.02	64.44	31.9
Net loans charged off as a percent of average portfolio loans	2.45	1.54	59.1

(1)	Total fees and other income includes a net loss on debt extinguishment of $15.9 million in the third quarter of 2009.

(2)	Noninterest expense includes a goodwill impairment charge of $266.5 million and $178.1 million in the second quarter of 2009 and 2008, respectively.

(3)	Net loss attributable to common shareholders includes dividends on redeemable preferred stock in the amount of $14.5 million and $11.7 million in 2009 and 2008, respectively.

(4)	Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $12.5 million and $13.9 million for nine months ended September 30, 2009 and 2008, respectively, based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense-Goodwill)/(Net interest income + Taxable equivalent adjustment + Total fees and other income).

Non-GAAP Performance Ratios
Citizens Republic Bancorp and Subsidiaries

	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008

Summary of Core Operations (thousands)
Net loss	$(56,923)	$(347,413)	$(45,149)	$(195,369)	$(7,176)
Add back: Amortization of core deposit intangibles (net of tax effect)[1]	1,218	1,269	1,324	1,382	1,447
Add back: Goodwill impairment	—	266,474	—	—	—

Core operating loss	$(55,705)	$(79,670)	$(43,825)	$(193,987)	$(5,729)

Average Balances (millions)

Average assets	$12,129	$12,774	$13,080	$13,074	$13,157
Goodwill	(331)	(594)	(597)	(597)	(597)
Core deposit intangible assets	(17)	(18)	(20)	(22)	(25)
Deferred taxes	6	6	7	7	8

Average tangible assets	$11,787	$12,168	$12,470	$12,462	$12,543

Average equity	$1,228	$1,557	$1,607	$1,559	$1,551
Goodwill	(331)	(594)	(597)	(597)	(597)
Core deposit intangible assets	(17)	(18)	(20)	(22)	(25)
Deferred taxes	6	6	7	7	8

Average tangible equity	$886	$951	$997	$947	$937

Performance Ratios (annualized)
Core operating loss/average tangible assets	(1.87)%	(2.63)%	(1.43)%	(6.19)%	(0.18)%
Core operating loss/average tangible equity	(24.94)	(33.61)	(17.84)	(81.48)	(2.43)

(1)	Tax effect of $656 , $683, and $713 for the 3rd, 2nd, and 1st quarters of 2009 and $744 and $779 for the 4th and 3rd quarters of 2008, respectively.
Non-GAAP Common Equity Ratios
Citizens Republic Bancorp and Subsidiaries

($ in millions)	3rd Qtr 2009	2nd Qtr 2009	1st Qtr 2009	4th Qtr 2008	3rd Qtr 2008

Tangible Common Equity to Tangible Assets — End of Period
Total assets (GAAP)	$12,072	$12,288	$12,982	$13,086	$13,116
Goodwill	(331)	(331)	(597)	(597)	(597)
Core deposit intangible assets	(16)	(17)	(19)	(21)	(24)
Deferred taxes	5	6	7	7	8

Tangible assets (non-GAAP)	$11,730	$11,946	$12,373	$12,475	$12,503

Total shareholders’ equity (GAAP)	$1,403	$1,225	$1,567	$1,601	$1,537
Goodwill	(331)	(331)	(597)	(597)	(597)
Core deposit intangible assets	(16)	(17)	(19)	(21)	(24)
Deferred taxes	5	6	7	7	8
Preferred stock	(270)	(269)	(268)	(266)	—

Tangible common equity (non-GAAP)	$791	$614	$690	$724	$924

Tangible common equity to tangible assets ratio (non-GAAP)	6.74%	5.14%	5.58%	5.80%	7.39%

Tier 1 Common Equity — End of Period
Total shareholders’ equity (GAAP)	$1,403	$1,225	$1,567	$1,601	$1,537
Qualifying capital securities	74	175	175	175	175
Goodwill	(331)	(331)	(597)	(597)	(597)
Accumulated other comprehensive (loss) income	3	27	35	50	9
Other assets (1)	(16)	(17)	(19)	(21)	(24)

Total Tier 1 capital (regulatory)	1,133	1,079	1,161	1,208	1,100
Qualifying capital securities	(74)	(175)	(175)	(175)	(175)
Preferred stock	(270)	(269)	(268)	(266)	—

Total Tier 1 common equity (non-GAAP)	$789	$635	$718	$767	$925

Net risk-weighted assets (regulatory) (1)*	$8,914	$9,138	$9,550	$9,883	$10,104

Tier 1 common equity ratio (non-GAAP)*	8.85%	6.95%	7.52%	7.76%	9.15%

*	September 30, 2009 is an estimate

(1)	Other assets deducted from tier 1 capital and risk-weighted assets consist of intangible assets (excluding goodwill)

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2009	2009	2009	2008	2008

NONINTEREST INCOME:
Service charges on deposit accounts	$11,524	$10,836	$10,268	$11,714	$12,254
Trust fees	3,911	3,464	3,419	4,062	4,513
Mortgage and other loan income	3,244	3,715	3,079	1,807	3,269
Brokerage and investment fees	1,527	1,450	1,327	1,606	1,376
ATM network user fees	1,775	1,665	1,454	1,514	1,715
Bankcard fees	2,039	2,093	1,894	1,898	1,874
Losses on loans held for sale	(859)	(4,350)	(6,152)	(5,865)	(1,261)
Net loss on debt extinguishment	(15,929)	—	—	—	—
Other income	4,610	2,088	3,944	(981)	4,265

Total fees and other income	11,842	20,961	19,233	15,755	28,005
Investment securities gains (losses)	—	5	—	(1)	—

TOTAL NONINTEREST INCOME	$11,842	$20,966	$19,233	$15,754	$28,005

NONINTEREST EXPENSE:
Salaries and employee benefits	$38,461	$35,950	$33,917	$37,194	$39,728
Occupancy	6,711	6,762	7,923	7,214	6,749
Professional services	3,063	2,783	3,136	3,644	3,246
Equipment	3,032	3,049	2,850	3,156	3,160
Data processing services	4,542	4,346	4,274	3,748	4,185
Advertising and public relations	1,885	2,274	1,425	1,304	1,297
Postage and delivery	1,379	1,526	1,575	1,931	1,626
Other loan expenses	6,496	6,861	5,937	5,367	2,755
Other real estate (ORE) expenses	5,568	4,417	8,360	1,547	1,825
Intangible asset amortization	1,874	1,952	2,037	2,126	2,226
Goodwill impairment	—	266,474	—	—	—
Other expense	10,603	19,039	9,344	11,380	7,504

TOTAL NONINTEREST EXPENSE	$83,614	$355,433	$80,778	$78,611	$74,301

Average Balances, Yields and Rates

	Three Months Ended
	September 30, 2009		June 30, 2009		September 30, 2008
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets

Money market investments	$520,021	0.25%	521,644	0.25%	31,955	1.99%

Investment securities:
Taxable	1,705,017	4.57	1,716,468	4.68	1,435,883	5.09
Tax-exempt	605,709	6.55	629,411	6.58	674,102	6.64
FHLB and Federal Reserve stock	156,278	4.07	154,377	1.37	148,782	5.13
Portfolio loans
Commercial and industrial	2,142,996	4.82	2,300,885	4.53	2,738,993	5.42
Commercial real estate	2,899,786	5.28	2,943,786	5.36	3,087,556	6.28
Residential mortgage	1,121,185	4.91	1,177,791	4.95	1,294,952	5.90
Direct consumer	1,327,455	6.05	1,378,223	6.06	1,491,328	6.63
Indirect consumer	819,409	6.83	803,532	6.76	843,549	6.73

Total portfolio loans	8,310,831	5.39	8,604,217	5.33	9,456,378	6.07
Loans held for sale	67,342	5.44	84,654	3.62	110,377	1.99

Total earning assets	11,365,198	5.07	11,710,771	5.01	11,857,477	5.92

Nonearning Assets
Cash and due from banks	169,806		158,977		221,332
Bank premises and equipment	121,255		122,402		124,343
Investment security fair value adjustment	34,395		15,404		850
Other nonearning assets	772,327		1,057,928		1,140,661
Allowance for loan losses	(334,469)		(291,565)		(187,981)

Total assets	$12,128,512		$12,773,917		$13,156,682

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$1,085,860	0.43%	$927,698	0.47%	$788,495	0.67%
Savings deposits	2,601,632	0.69	2,671,620	0.80	2,601,866	1.59
Time deposits	3,850,019	3.19	4,188,303	3.44	4,300,715	3.82
Short-term borrowings	59,420	0.25	59,086	0.36	226,893	1.86
Long-term debt	1,900,492	4.91	1,999,435	4.85	2,420,601	4.99

Total interest-bearing liabilities	9,497,423	2.51	9,846,142	2.71	10,338,570	3.25
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,248,434		1,207,641		1,146,010
Other liabilities	154,973		163,266		121,521
Shareholders’ equity	1,227,682		1,556,868		1,550,581

Total liabilities and shareholders’ equity	$12,128,512		$12,773,917		$13,156,682

Interest Spread		2.56%		2.30%		2.67%
Contribution of noninterest bearing sources of funds		0.41		0.43		0.42

Net Interest Margin		2.97%		2.73%		3.09%

Average Balances, Yields and Rates

	Nine Months Ended September 30,
	2009		2008
	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	489,838	0.25%	13,011	2.11%
Investment securities
Taxable	1,719,822	4.77	1,482,512	5.25
Tax-exempt	628,803	6.57	674,529	6.67
FHLB and Federal Reserve stock	153,167	3.05	148,819	4.94
Portfolio loans
Commercial and industrial	2,308,427	4.66	2,654,263	5.62
Commercial real estate	2,929,076	5.33	3,129,542	6.51
Residential mortgage	1,178,467	5.13	1,355,791	6.18
Direct consumer	1,378,838	6.07	1,520,591	6.85
Indirect consumer	810,693	6.79	829,704	6.73

Total portfolio loans	8,605,501	5.38	9,489,891	6.29
Loans held for sale	81,696	3.57	83,387	3.91

Total earning assets	11,678,827	5.09	11,892,149	6.14
Nonearning Assets
Cash and due from banks	167,309		206,709
Bank premises and equipment	122,402		126,947
Investment security fair value adjustment	14,593		17,354
Other nonearning assets	970,065		1,231,893
Allowance for loan losses	(295,777)		(177,119)

Total assets	$12,657,419		$13,297,933

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand	$946,535	0.45%	$778,202	0.66%
Savings deposits	2,623,382	0.80	2,553,627	1.85
Time deposits	4,193,143	3.42	4,171,204	4.11
Short-term borrowings	62,942	0.39	398,345	2.64
Long-term debt	2,005,006	4.88	2,585,968	4.87

Total interest-bearing liabilities	9,831,008	2.71	10,487,346	3.44
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,201,865		1,117,144
Other liabilities	162,205		135,214
Shareholders’ equity	1,462,341		1,558,229

Total liabilities and shareholders’ equity	$12,657,419		$13,297,933

Interest Spread		2.38%		2.70%
Contribution of noninterest bearing sources of funds		0.43		0.41

Net Interest Margin		2.81%		3.11%

Nonperforming Assets
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2009	2009	2009	2008	2008

Commercial and industrial	$111,500	$91,825	$83,716	$64,573	$38,168
Commercial real estate	257,574	275,607	235,921	162,544	132,629

Total commercial (1)	369,074	367,432	319,637	227,117	170,797
Residential mortgage	106,557	103,263	84,596	59,515	40,234
Direct consumer	20,443	20,277	20,993	15,049	16,270
Indirect consumer	2,559	1,370	2,012	2,612	2,090
Loans 90 days or more past due and still accruing	570	805	1,015	1,486	1,635
Restructured loans	2,286	2,556	360	256	271

Total nonperforming portfolio loans	501,489	495,703	428,613	306,035	231,297
Nonperforming held for sale	44,480	54,273	64,604	75,142	86,645
Other Repossessed Assets Acquired	61,993	54,728	57,411	58,037	46,459

Total nonperforming assets	$607,962	$604,704	$550,628	$439,214	$364,401

(1)	Changes in commercial nonperforming loans (including restructured loans) for the quarter (in millions):

Inflows	94.2	133.3	173.0	155.5	102.6
Outflows	(93.0)	(85.9)	(80.4)	(99.2)	(38.5)

Net change	$1.2	$47.4	$92.6	$56.3	$64.1

Summary of Loan Loss Experience
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands)	2009	2009	2009	2008	2008

Allowance for loan losses — beginning of period	$333,369	$282,647	$255,321	$217,727	$181,718

Provision for loan losses	77,783	99,962	64,017	118,565	58,390

Charge-offs:
Commercial and industrial	21,141	9,845	8,108	22,813	2,222
Commercial real estate	32,076	31,645	18,977	46,058	15,063

Total commercial	53,217	41,490	27,085	68,871	17,285
Residential mortgage	9,968	2,161	804	1,565	497
Direct consumer	6,756	6,826	4,707	6,239	3,603
Indirect consumer	3,812	5,041	5,507	6,299	3,924

Total charge-offs	73,753	55,518	38,103	82,974	25,309

Recoveries:
Commercial and industrial	1,000	3,028	128	904	1,805
Commercial real estate	214	2,316	404	151	274

Total commercial	1,214	5,344	532	1,055	2,079
Residential mortgage	6	4	3	2	12
Direct consumer	485	325	334	385	304
Indirect consumer	590	605	543	561	533

Total recoveries	2,295	6,278	1,412	2,003	2,928

Net charge-offs	71,458	49,240	36,691	80,971	22,381

Allowance for loan losses — end of period	$339,694	$333,369	$282,647	$255,321	$217,727

Reserve for loan commitments — end of period	$3,571	$4,001	$4,158	$3,941	$4,274